EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Levere Holdings Corp. (the “Company”) on Amendment No.2 to Form S-1 (File No. 333-253105) of our report dated January 29, 2021 except for the 2nd and 3rd paragraphs in Note 8 which is dated March 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Levere Holdings Corp. as of January 19, 2021 and for the period from January 15, 2021 (inception) through January 19, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 15, 2021